Exhibit 99.1
Operational Factors Affecting Libbey Inc.’s Business and Other Information
Slowdowns in the retail, travel, restaurant and bar or entertainment industries, such as those caused by general economic downturns, terrorism, health concerns or strikes or bankruptcies within those industries could reduce our revenues and production activity levels.
Our business is affected by the health of the retail, travel, restaurant and bar or entertainment industries. Expenditures in these industries are sensitive to business and personal discretionary spending levels and may decline during general economic downturns. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, demand for our products in the foodservice industry, which is critical to our success, was significantly impacted by the events of September 11, 2001. In addition, demand for glassware in some of the industrial markets that we supply has declined in recent years. This decline is due, in part, to a decrease in retail sales of candle items by candle item manufacturers for whom we supply glassware. Demand for glassware with external enamel decorations that we supply to the foodservice, retail and premium channels and for undecorated glassware that buyers decorate and redistribute to retail and industrial customers also has decreased as a result of marketplace confusion related to California’s Proposition 65. Proposition 65 requires that clear and reasonable warnings be given in connection with the sale or distribution of products that expose consumers to certain chemicals, such as the lead contained in some enamels used to decorate glassware, that the State of California has determined either are carcinogenic or pose a risk of reproductive toxicity. We have received claims from retailers for indemnification in litigation relating to Proposition 65, but we have not made any payments on such claims. Further declines in these sectors may lead to continued adverse effect on our results of operations. The long-term effects of events or trends such as these could include, among other things, a protracted decrease in demand for our products. These effects, depending on their scope and duration, which we cannot predict at this time, could significantly impact our results of operations and financial condition.
We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.
Our business is highly competitive, with the principal competitive factors being customer service, price, product quality, new product development, brand name, and delivery time. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing manufacturers.
Competitors in glass tableware include, among others: Imports from varied and numerous factories from China; Arc International (a private French company), which manufactures and distributes glass tableware worldwide; Pasabahce (a unit of Sisecam, a Turkish company), which manufactures glass tableware in various sites throughout the world and sells to all sectors of the glass industry worldwide; Oneida Ltd., which sources glass tableware from foreign and domestic manufacturers and recently filed a petition for relief under Chapter 11 of the United States Bankruptcy Code; Anchor Hocking (a unit of Global Home Products), which manufactures and distributes glass beverageware, industrial products and bakeware primarily to retail, foodservice and industrial markets and recently filed a petition for relief under Chapter 11 of the United States Bankruptcy Code; Indiana Glass Company (a unit of Lancaster Colony Corporation), which manufactures in the U.S. and sells glassware; Bormioli Rocco Group, which manufactures glass tableware in Europe, where the majority of their sales are to retail and foodservice customers; and numerous other sourcing companies. In addition, tableware made of other materials such as plastics compete with glassware.

Some of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. Our labor and energy costs may also be higher than those of some foreign producers of glass and ceramic tableware. We may not be successful in managing our labor and energy costs or gaining operating efficiencies that may be necessary to remain competitive. In addition, our products may be subject to competition from low-cost, imports that intensify the price competition we face in our markets. Finally, we may need to increase incentive payments in our marketing incentive program in order to remain competitive which would adversely affect our operating margins.
Competitors in the U.S. market for ceramic dinnerware include, among others: Homer Laughlin; Oneida Ltd.; Steelite; and various sourcing companies. Competitors in metalware include, among others: Oneida Ltd.; Walco, Inc.; and various sourcing companies. Competitors in plastic products include, among others: Cambro Manufacturing Company; Carlisle Companies Incorporated; and various sourcing companies. In Mexico, where a larger portion of our sales are in the retail market, our primary competitors include Vidriera Santos and Vitro Par in the candle category and with imports from foreign manufacturers located in countries such as China, France, Italy and Colombia in other categories. Competitive pressures from these competitors and producers could adversely affect our results of operations and financial condition.
International economic and political factors could affect demand for imports and exports, which could adversely impact our financial condition and results of operations.
Our operations may be affected by actions of foreign governments and global or regional economic developments. Global economic events, such as changes in foreign import/export policy, the cost of complying with environmental regulations or currency fluctuations, could also affect the level of U.S. imports and exports, thereby affecting our sales. Foreign subsidies, foreign trade agreements and each country’s adherence to the terms of such agreements can raise or lower demand for our products. National and international boycotts and embargoes of other countries’ or U.S. imports and/or exports, together with the raising or lowering of tariff rates, could affect the level of competition between us and our foreign competitors. Foreign competition has, in the past, and may, in the future, result in increased low-cost imports that drive prices downward. The World Trade Organization met in November 2001 in Doha, Qatar, where members launched new multilateral trade negotiations aimed at improving market access, reducing and eventually phasing out all forms of export subsidies and substantial reductions in trade-distorting domestic support. The current range of tariff rates applicable to glass tableware products that are imported into the U.S. and are of the type we manufacture in North America is approximately 12.5% to 28.5%. However, any negative changes to international agreements that lower duties or improve access to U.S. markets for our competitors, particularly changes arising out of the World Trade Organization’s ongoing discussions in Doha, could have an adverse effect on our financial condition and results of operations. As we execute our strategy of acquiring manufacturing platforms in lower cost regions and increasing our volume of sales in overseas markets, our dependence on international markets and our ability to effectively manage these risks has increased and will continue to increase significantly.
We may not be able to effectively integrate Crisa or future businesses we acquire.
In April 2006, we entered into an agreement to purchase from Vitro, S.A. de C.V. and one of its affiliates (“Vitro’’) 51% equity interests in Vitrocrisa Holding, S. de R.L. de C.V. and related companies (“Crisa’’), which would bring our ownership in Crisa to 100%. The acquisition of Crisal (completed in January 2005), Crisa and any future acquisitions are subject to various risks and uncertainties, including:

•	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are spread out in different geographic regions) and to achieve expected synergies;

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•	the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the U.S.;

•	the incurrence of contingent obligations that were not anticipated at the time of the acquisitions;

•	for Crisa, the failure of Vitro to provide necessary transition services to Crisa, including the services of a general manager, information technology services and others;

•	the need or obligation to divest portions of the acquired companies; and

•	the potential impairment of relationships with customers.
In addition, we cannot assure you that the integration and consolidation of newly acquired businesses, including Crisa, will achieve any anticipated cost savings and operating synergies. For example, integration and consolidation at Crisa entails operational risks in moving and rebuilding machines and furnaces, reducing headcount and developing internal information technology and other services that were previously provided by Vitro. The separation of Crisa from Vitro requires us to renegotiate or replace shared contracts and obtain consents and assignments from third parties, all of which may result in additional costs. In connection with the planned consolidation of Crisa’s two principal manufacturing facilities, we expect to incur charges of approximately $16.0 million primarily in the second quarter of 2006 for writedowns of property, plant and equipment, writeoff of inventory and an increase in cost of sales due to the step up of inventory resulting from step acquisition accounting. In addition, we will incur a charge of approximately $3.5 million in the second quarter of 2006 due to the writeoff of deferred financing fees resulting from the refinancing. We also expect to make significant capital expenditures as part of the capital rationalization plan at Crisa, which we estimate to total approximately $38.4 million over the next three years. The inability to integrate and consolidate operations and improve operating efficiencies at Crisa could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to achieve the objectives of our strategic plan.
Our strategy to improve our operating performance depends on our ability to defend our leadership position in the U.S. foodservice market for glass tableware and reduce our enterprise costs through LEAN initiatives while expanding into low-cost manufacturing platforms and increasing our international sales. The execution of this multi-pronged strategy depends on our ability to maintain our margins in the U.S. and Canadian foodservice industry, historically the most profitable portion of our business but also an increasingly competitive market. We must also be successful in reducing our cost structure and obtaining the cooperation of our largely union workforce in doing so. The success of our plan also will depend on our ability to increase sales in international markets in which we have significantly less experience than our domestic operations, the successful integration of Crisa into our North American operations and the successful integration of Royal Leerdam and Crisal to create a more efficient and effective competitor in Europe. In addition to the significant investment of management time and attention to these international initiatives, our strategy also will require significant capital to complete the rationalization and upgrade of the Crisa operations and the China facility expected to be completed in 2007. Since we intend to benefit from our international initiatives primarily by expanding our sales in the local markets of other countries, our success depends on continued growth in these markets, including Europe, Latin America and Asia-Pacific.
Natural gas, the principal fuel we use to manufacture our products, is subject to fluctuating prices, which could adversely affect our results of operations and financial condition.
Natural gas is the primary source of energy in most of our production processes. With the exception of our Royal Leerdam operations (where contracts expire in 2007), we do not have long-term contracts for natural gas and are therefore subject to market variables and widely fluctuating prices. Consequently, our operating results are strongly linked to the cost of natural gas. For the twelve months ended March 31, 2006, natural gas represented approximately 8.6% of our pro forma cost of sales. Prices for natural gas have been extremely volatile in the recent past. For example, on July 27, 2005 the price of the futures strip of natural gas for August 2005 through December 2006, as quoted on NYMEX, was $8.08 per million British Thermal Units (mmbtu). But on October 20, 2005 (after Hurricanes Katrina and Rita), the price of the 12-month futures strip of natural gas, as quoted on NYMEX, was $11.67 per mmbtu. For the year ended December 31, 2005 and the three months ended March 31, 2006, on a historical basis, we spent approximately $31.5 million and $9.0 million, respectively, and Crisa spent approximately $20.1 million and $4.9 million, respectively. We have no way of predicting to what extent natural gas prices will rise in the future. To the extent that we are not able to offset increases in natural gas prices, such as by passing along the cost to our customers, these increases could adversely impact our margins and operating performance.
If we are unable to obtain sourced products or raw materials at favorable prices, it could adversely impact our operating performance.
Sand, soda ash, lime, corrugated packaging materials and resin are the principal raw materials we use. In addition, we obtain glass tableware, metal flatware and holloware from third parties. We may experience temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors which would require us to secure our sourced products or raw materials from sources other than our current suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, resins are a primary raw material for our Traex operation and, historically, the price for resins has fluctuated with the price of oil, directly impacting our profitability. Material increases in the cost of any of these items on an industry-wide basis would have an adverse impact on our operating performance and cash flows if we are unable to pass on these increased costs to our customers.
Charges related to our employee pension plans resulting from market risk and headcount realignment may adversely affect our results of operations and financial condition.
In connection with our employee pension plans we are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our pension benefit obligations and related pension expense. Our total pension expense, including pension settlement and curtailment charges, for all U.S. and non-U.S. plans was $14.4 million for the year ended December 31, 2005 and we expect such expense to increase to $18.5 million (including $3.4 million related to Crisa) in 2006. Changes in the equity and debt securities markets affect the performance of our pension plan asset performance and related pension expense. Sensitivity to these key market risk factors is as follows:
•	A change of 1% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.2 million based on year-end data.

•	A change of 1% in the discount rate would change our total pension expense by approximately $3.8 million.
Because the market rate for high-quality fixed income investments is lower than previous years, our assumed discount rate has been reduced from 6.25% in 2003 to 5.60% in 2005 for our U.S. pension and postretirement welfare plans. A lower discount rate increases the present value of benefit obligations and increases pension expense. In addition, at December 31, 2005, we had significant nonpension postretirement obligations in the U.S. and Canada totaling $38.3 million, none of which is funded. A change of 1% in the discount rate changes our nonpension postretirement expense by $0.2 million.
As part of our pension expense, we incurred pension settlement charges of $4.9 million in 2005 and pension curtailment charges of $4.0 million during 2004. These charges were triggered by excess lump sum distributions taken by employees in connection with headcount reductions related to our capacity realignment and salaried workforce reduction programs and by headcount reductions related to the closure of our City of Industry, California manufacturing facility. To the extent that we experience additional headcount shifts or changes as we continue to implement our capacity realignment programs, we may incur further expenses related to our employee pension plans, which could have a material adverse effect on our results of operations and financial condition. For example, we anticipate an additional $3.0 million pension settlement charge in 2006 as a result of excess lump sum distributions taken by employees.
If Congress fails to extend temporary funding regulations affecting employee pension plans, our near-term cash contributions to these plans could increase significantly.
In 2004, President Bush signed the Pension Funding Equity Act of 2004 (“PFEA”). PFEA specified temporary funding regulations for pension plan years 2004 and 2005 that allowed us to delay the cash contributions we are required to make to our employee pension plans. Absent an extension of PFEA for plan years beginning January 1, 2006, our near-term cash contributions would increase significantly. For example, our anticipated pension cash contributions in 2007 could increase from $15.5 million (as discussed in note 12 to our consolidated financial statements) to a projected $34.9 million in that year. As of December 31, 2005, excluding Crisa, the aggregate value of our pension plan assets was $227.6 million, while the aggregate projected benefit obligation was $288.2 million, resulting in an aggregate deficit of $60.6 million. We expect to make cash contributions of $4.1 million in 2006, $34.9 million in 2007 and $12.8 million in 2008 unless legislation is enacted extending pension funding relief. Funding requirements in future years may be higher depending on market conditions and may restrict the cash available for our business. In addition on a pro forma basis after giving effect to the acquisition of Crisa, we will have an additional liability of $15.6 million relating to Crisa’s unfunded employee retirement obligations.
In addition, legislative proposals that would permanently revise current pension funding regulations have been developed by the Bush Administration, the House of Representatives, and the Senate. While the exact form, timing and impact of any final legislation is not currently known, preliminary indications are that any final legislation based on the proposals could substantially increase near-term contributions. A failure to extend PFEA or the enactment of any proposed permanent funding legislation could increase the costs related to our employee benefit funding plans, which could have an adverse effect on our results of operations and financial condition.
Our business requires significant capital investment and maintenance expenditures that we may be unable to fulfill.
Our operations are capital intensive, requiring us to maintain a large fixed cost base. Our total capital expenditures were $40.5 million for the year ended December 31, 2004 and $44.3 million for the year ended

December 31, 2005, including $13.4 million relating to the construction of our China facility. Excluding capital expenditures relating to the construction of our China facility, capital expenditures in 2006 are expected to be approximately $43.0 million to $45.0 million, including approximately $18.5 million of capital expenditures relating to our Crisa operations. Our capital expenditures on Crisa’s operations include approximately $12.9 million in 2006 relating to capacity rationalization as we consolidate Crisa’s two manufacturing facilities into a single facility. In addition, we anticipate capital expenditures of approximately $35.0 million in 2006 related to construction of our China facility.
In the first quarter of 2006, we incurred $21.4 million of our expected 2006 capital expenditures, including $10.6 million related to our China facility. We anticipate capital expenditures of $32.7 million for the remaining three quarters of 2006, excluding $24.4 million related to construction of our China facility. We expect to fund the balance of the 2006 capital expenditures through our lines of credit.
Our business may not generate sufficient operating cash flow and external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures.
Our business requires us to maintain a large fixed cost base that can affect our profitability.
The high levels of fixed costs of operating glass production plants encourage plant managers to maintain high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. For example, in 2005, we liquidated approximately $13.0 million of inventory at reduced margins and slowed production in certain areas of our operations, to restore our inventory levels. Our profitability is dependent, in part, on our ability to spread fixed costs over an increasing number of products sold and shipped, and if we reduce our rate of production, as we did in 2005, our costs per unit increase, which negatively impacts our gross margins. Decreased demand or the need to reduce inventories can lower our ability to absorb fixed costs and materially impact our results of operations.
Unexpected equipment failures may lead to production curtailments or shutdowns.
Our manufacturing processes are dependent upon critical glass-producing equipment, such as furnaces, forming machines and lehrs. This equipment may incur downtime as a result of unanticipated failures. We may in the future experience facility shutdowns or periods of reduced production as a result of such equipment failures. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations for the affected period.
If our investments in new technology and other capital expenditures do not yield expected returns, our results of operations could be reduced.
The manufacture of our tableware products involves the use of automated processes and technologies. We designed much of our glass tableware production machinery internally and have continued to develop and refine this equipment to incorporate advancements in technology. We will continue to invest in equipment and make other capital expenditures to further improve our production efficiency and reduce our cost profile. To the extent that these investments do not generate targeted levels of returns in terms of efficiency or improved cost profile, our financial condition and results of operations could be adversely affected.

Delays and budget increases related to the construction of our new production facility in China, or an inability to meet targeted production and profit margin goals after construction, could result in significant additional costs or lost sales.
We began construction of our new production facility in China during the third quarter of 2005. We expect that the total cost of this facility will be approximately $52.0 million. We also expect to incur startup losses in connection with the operation of this new facility in China. We intend to use this production facility to better supply China and the rest of the Asia-Pacific market and to improve our competitive position in that region. We plan to begin production of glass tableware at this facility in early 2007.
Construction delays, regulatory approvals and other factors beyond our control could delay the start-up of operations in our Chinese facility or significantly increase the costs of its construction. If we are unable to expand our manufacturing capacity in our Chinese production facility as planned, we may be unable to satisfy demand for our products in the Asia-Pacific market, which may result in lost future sales and could adversely affect our results of operations and financial condition. In addition, if we are unable to meet targeted production and profit margin goals in connection with the operation of our Chinese facility after construction, our profits could be reduced, which would adversely affect our results of operations and financial condition.
We may not be able to renegotiate collective bargaining agreements successfully when they expire and organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.
We are party to collective bargaining agreements that cover most of our manufacturing employees. The agreement with our 26 hourly employees at our Mira Loma, California distribution center expires on November 15, 2006. The agreements with our unionized employees in Toledo, Ohio expire on September 30, 2007, and the agreement with our unionized employees in Shreveport, Louisiana expires on December 15, 2008. After a work stoppage at our Syracuse China facility of 38 days ending on May 8, 2006 in which two unfair labor practice charges were filed against the Company by the Glass Molders, Pottery, Plastics and Allied Workers International Union and subsequently withdrawn, our unionized employees at that facility ratified a new collective bargaining agreement that expires on May 15, 2009. Crisa’s collective bargaining agreements with its unionized employees have no expiration, but wages are reviewed annually and benefits are reviewed every two years. Crisal does not have a written collective bargaining agreement with its unionized employees but does have an oral agreement which is revisited annually. Royal Leerdam’s collective bargaining agreement with its unionized employees expires on July 1, 2007. We may not be able to successfully negotiate new collective bargaining agreements without any labor disruption. If any of our unionized employees were to engage in a strike or work stoppage prior to expiration of their existing collective bargaining agreements, or if we are unable in the future to negotiate acceptable agreements with our unionized employees in a timely manner, we could experience a significant disruption of operations. In addition, we could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with our labor unions. We could also experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Finally, companies upon which we are dependent for raw materials, transportation or other services could be affected by labor difficulties. These factors and any such disruptions or difficulties could have an adverse impact on our operating performance and financial condition.
In addition, we are dependent on the cooperation of our largely unionized workforce to implement and adopt the LEAN initiatives that are critical to our ability to improve our production efficiency, and the effect of strikes and other slowdowns may adversely affect the degree and speed with which we can adopt LEAN optimization objectives and the success of that program.

We are subject to risks associated with operating in foreign countries, which could adversely affect our results of operations and financial condition.
We operate manufacturing and other facilities throughout the world. As a result of our international operations, we are subject to risks associated with operating in foreign countries, including:
•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	devaluations and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	ineffective intellectual property protection;

•	hyperinflation in certain foreign countries; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.
The risks associated with operating in foreign countries may have a material adverse effect on our results of operations and financial condition.
High levels of inflation and high interest rates in Mexico could adversely affect the operating results and cash flows of Crisa.
Mexico has experienced high levels of inflation and high domestic interest rates. The annual rate of inflation, as measured by changes in the Mexican National Consumer Price Index, was 3.3% for 2005 and 5.2% for 2004. If Mexico experiences high levels of inflation, Crisa’s operating results and cash flows could be adversely affected, and, more generally, high inflation might result in lower demand or lower growth in demand for Crisa’s glass tableware products. Inflation in Mexico and increases in Mexican interest rates could adversely affect Crisa’s financing costs and adversely affect our results of operations and financial condition.
Fluctuation of the currencies in which we conduct operations could adversely affect our financial condition and results of operations.
Changes in the value of the various currencies in which we conduct operations against the U.S. dollar, including the euro and the Chinese yuan (“RMB”), may result in significant changes in the indebtedness of our non-U.S. subsidiaries.
Currency fluctuations between the U.S. dollar and the currencies of our non-U.S. subsidiaries affect our results as reported in U.S. dollars, particularly the earnings of Crisa as expressed under U.S. GAAP, and will continue to affect our financial income and expense, our revenues from international settlements and the calculation of financial covenants related to our U.S. dollar-denominated debt.
Fluctuations in the value of the foreign currencies in which we operate relative to the U.S. dollar could reduce the cost competitiveness of our products or those of our subsidiaries.
Major fluctuations in the value of the euro, the Mexican peso or the RMB relative to the U.S. dollar and other major currencies could reduce the cost competitiveness of our products or those of our subsidiaries, including our operations in the euro zone, Mexico and China, as compared to foreign competition. For example, if the U.S. dollar appreciates against the euro, the Mexican peso or the RMB, the purchasing power of those currencies effectively would be reduced against the U.S. dollar, making our U.S.-manufactured products more expensive in the euro zone, Mexico and China compared to local competitors. An appreciation of the U.S. dollar against the euro, the Mexican peso or the RMB also would increase the cost of U.S. dollar-denominated purchases for our operations in the euro zone, Mexico and China, including raw materials, which we would be forced to deduct from our profit margin or pass along to consumers. These fluctuations could adversely affect our results of operations and financial condition.
Devaluation or depreciation of, or governmental conversion controls over, the foreign currencies in which we operate could affect our ability to convert the earnings of our foreign subsidiaries into U.S. dollars.
Major devaluation or depreciation of the Mexican peso could result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Crisa’s Mexican peso earnings into U.S. dollars and other currencies, upon which we will rely in part to satisfy our debt obligations. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future, which could adversely affect our results of operations and financial condition.
In addition, the government of China imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries to remit sufficient foreign currency to make payments to us. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. In the future, the Chinese government could institute restrictive exchange rate policies for current account transactions. These policies could adversely affect our results of operations and financial condition.
If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings.
We account for derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. We hold derivative financial instruments to hedge certain of our interest rate risks associated with long-term debt, commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with transactions denominated in a currency other than the U.S. dollar. These derivatives qualify for hedge accounting if the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges will impact our results of operations and could significantly impact our earnings.
We are subject to various environmental legal requirements and may be subject to new legal requirements in the future; these requirements could have a material adverse effect on our operations.
Our operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. These legal requirements frequently change and vary among jurisdictions. Our operations and properties, both in the U.S. and abroad, must comply with these legal requirements. These requirements may have a material adverse effect on our operations.
We have incurred, and expect to incur, costs to comply with environmental legal requirements, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties for which we may be responsible, including those at which wastes attributable to the Company were disposed. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.
Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.
Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright and trade secret laws, licenses, confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be fully adequate. Our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and/or third parties could adopt trademarks similar to our own. In particular, third parties could design around or copy our proprietary furnace, manufacturing and mold technologies, which are important contributors to our competitive position in the glass tableware industry. We may be particularly susceptible to these challenges in countries where protection of intellectual property is not strong. In addition, we may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.
Our business may suffer if we do not retain our senior management.
We depend on our senior management. The loss of services of any of the members of our senior management team could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we may be unable to locate or employ such qualified personnel on acceptable terms.
Our high level of debt, as well as incurrences of additional debt, may limit our operating flexibility, which could adversely affect our results of operations and financial condition.
We have a high degree of financial leverage. Our new senior secured credit facility will provide for borrowings up to $150.0 million by Libbey Glass and Libbey Europe B.V. (a non-guarantor subsidiary), of which approximately $110.0 million will be immediately available for borrowing due to borrowing base limitations. We have also obtained a loan in the amount of 250 million RMB (approximately $31.0 million) from China Construction Bank Corporation Langfang Economic Development Area Sub-Branch (“CCBC”) to finance the construction of our greenfield facility in China (“China Construction Loan”). As of March 31, 2006, we had borrowed 60 RMB (approximately $7.5 million) under the China Construction Loan. In addition, we will have a payable of approximately $17.8 million that will be due and payable to Vitro in the first quarter of 2007. Our new senior secured credit facility will require us to comply with certain covenants, including the maintenance of financial ratios and limits on additional indebtedness and certain business activities and investments. We may also incur additional debt in the future. Our high degree of leverage, as well as the incurrence of additional debt, could have important consequences for our business, such as:
•	making it more difficult for us to satisfy our financial obligations;

•	limiting our ability to make capital investments in order to expand our business;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or other purposes;

•	limiting our ability to invest operating cash flow in our business and future business opportunities, because we use a substantial portion of these funds to service debt and because our covenants restrict the amount of our investments;

•	limiting our ability to withstand business and economic downturns and/or place us at a competitive disadvantage compared to our competitors that have less debt, because of the high percentage of our operating cash flow that is dedicated to servicing our debt; and

•	limiting our ability to pay dividends.
If we cannot service our debt or if we fail to meet our covenants, we could have substantial liquidity problems. In those circumstances, we might have to sell assets, delay planned investments, obtain additional equity capital or restructure our debt. Depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all.
In addition, the indenture will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.
Despite current indebtedness levels, we and our future subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.
We may be able to incur substantial additional indebtedness in the future. The terms of the indenture and our new senior secured credit facility do not fully prohibit us from doing so. Our new senior secured credit facility will provide for borrowings up to $150.0 million, of which approximately $110.0 million will be immediately available for borrowing. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Overview of 2005 results
Our net sales increased from $544.8 million in 2004 to $568.1 million in 2005, largely due to our acquisition of Crisal in January 2005. However, we experienced a difficult operating environment in 2004 and 2005 that resulted in a decline in our gross profits from $100.5 million in 2004 to $86.5 million in 2005. This decline represented a decrease in our gross profit margin from 18.4% in 2004 to 15.2% in 2005. In 2004, we embarked on a plan to improve capacity utilization led by our decision to close our City of Industry, California glassware plant in early 2005. This closure also allowed us to avoid long term capital expenditures necessary at the California facility. We also implemented a 10% reduction in salaried workforce in North America in 2005. In addition, in 2005, we recognized impairment and other charges at our Syracuse China facility due to weak operating conditions. These developments resulted in special charges aggregating $14.5 million in 2004 and $27.2 million in 2005.
In addition to special charges, which are described in further detail below, our operating results in 2005 were impacted by a number of other factors, including:
•	Our acquisition in January 2005 of Crisal, a glassware company in Portugal, contributed $32.5 million in net sales in 2005;

•	Net sales of Libbey® glassware to retail and industrial customers in the U.S. and Canada declined by $12.1 million due largely to our decision to exit low-margin products, and net sales of Royal Leerdam® glassware, which faced intense price competition in Europe, decreased by $1.7 million;

•	Net sales of glassware to foodservice customers decreased slightly because of decreases in unit shipments during the first half of the year, offset by modest price increases;

•	Net sales of World® Tableware, Syracuse® China and Traex® products increased modestly in 2005;

•	Pension and post-retirement expense increased by $5.4 million due to higher health care costs and the impact of early retirements, as well as a lower discount rate employed in calculating these expenses;

•	Natural gas costs increased by $3.2 million (excluding 2005 natural gas expenditures at Crisal) due in part to the disruption in natural gas production and distribution arising from the hurricanes that devastated the Gulf Coast region of the U.S. in 2005;

•	Workers’ compensation expense increased by $6.8 million, primarily due to an increase in our estimate of incurred-but-not-reported claims, increased claims activity related to significant employment level reductions from the closure of our City of Industry, California plant and increased manufacturing downtime at our Syracuse China facility and our other U.S. facilities;

•	In an effort to aggressively reduce inventories during the fourth quarter, we heavily discounted select retail and industrial products and idled portions of the capacity at our glassware and ceramic dinnerware facilities. The resultant lower working capital requirement contributed to stronger cash flow performance. However, as a result of the lower margins and reduced fixed cost absorption, which had the effect of increasing cost of sales, we estimate that our pretax earnings were negatively impacted by more than $9.0 million;

•	Scheduled manufacturing downtime to install new machinery at our Royal Leerdam facility in the Netherlands resulted in lower fixed cost absorption, adversely affecting margins in our international operations;

•	Our pre-tax equity loss from Crisa was $4.1 million in 2005, compared to pre-tax equity loss of $1.4 million in 2004, as a result of:
•	higher natural gas and packaging costs,

•	underutilized capacity, resulting in higher per unit costs,

•	increased currency translation loss (resulting from the stronger peso compared to the prior year),

•	increased repair expenses associated with scheduled maintenance, and

•	increased severance costs and related expenses associated with implementation by Crisa, beginning in the second quarter of 2005, of a plan to reduce Crisa’s costs and focus its production activities in areas of core competency.
Special charges
Our results were heavily impacted by $27.2 million of special charges during 2005. The 2005 special charges are in addition to $14.5 million of special charges in 2004 related to the closure of our City of Industry, California glassware plant. In 2005, special charges included:
•	$16.5 million impairment and other charges associated with our Syracuse China manufacturing facility were related to the reduction in carrying value of goodwill, intangibles, property, plant and equipment and inventory;

•	$4.7 million charge related to our 10% North American salaried workforce reduction;

•	$4.9 million non-cash pension settlement accounting charges related to lower employment levels as a result of our capacity and workforce reductions; and

•	$1.1 million charge in connection with our final shutdown and sale of the City of Industry, California glass plant.
Initiatives
In response to challenging market conditions and increasing costs, we have embarked on a multi-year plan to increase sales and improve our cost structure.
•	We closed our City of Industry, California glassware facility in February 2005, enabling us to realign production and increase capacity utilization at our remaining domestic glassware manufacturing facilities, as well as avoid investing capital in a required furnace rebuild at the plant. We realized approximately $9.6 million of savings in 2005 (approximately $11.0 million on an annualized basis) due to the headcount reduction and elimination of other costs related to the closure of our City of Industry, California glassware facility. However, these savings were offset by our decision during the second half of 2005 to curtail capacity in our Toledo and Shreveport facilities.

•	We reduced our North American salaried workforce by 10% in the first half of 2005. We expect this reduction to result in annual cost savings of $4.5 million, of which approximately $2.2 million was realized in 2005.

•	During 2005, we launched a LEAN initiatives program in all of our domestic facilities. We expect LEAN initiatives to result in benefits such as reduced job change times, improved energy utilization and a variety of other process improvements in our factories. We are also in the process of launching LEAN initiatives in our European facilities, and we are incorporating LEAN processes into the design of our facility currently under construction in China.

•	In the second quarter of 2005, we consolidated Royal Leerdam’s warehouse and distribution facilities into a single, modern distribution center. In addition, in the third quarter of 2006, we will implement a new warehouse management system to improve workflow at our Toledo, Ohio facility. Finally, we anticipate that construction on our new leased distribution center in Shreveport, Louisiana will be completed during the third quarter of 2006. Upon completion, we will consolidate our Shreveport supply chain operations from a number of antiquated facilities into a single, modern distribution facility that will also employ the new warehouse management system to improve workflow. We expect these measures to result in increased efficiency and reduced distribution-related expenses.

•	In 2005, we invested approximately $15.8 million in key capital projects and new equipment at our glass facilities in North America and Europe to improve efficiency, yield and glass quality. These capital projects include new forming equipment at our facilities in the Netherlands and Portugal and the introduction of automated selection equipment in a portion of our Toledo facility. We plan to install more automated selection equipment in 2006, at an expected cost of approximately $1.6 million.

•	During late 2005, we introduced to the European marketplace cross-branded product assortments, leveraging the production capability of our European factories in the Netherlands and Portugal and our strong brand names. This strategy enables us to feature the Libbey® and Royal Leerdam® product lines in our marketing aimed at the foodservice and retail channels, respectively, complemented by our low cost production at Crisal. For example, in the retail market, we have custom packaged beverageware sets combining Royal Leerdam stemware with Crisal tumblers.

•	In September 2005, we began construction of our glass factory and distribution center in China. Our facility in China is scheduled to be operational in early 2007 and will target the fast-growing Asia-Pacific market. We anticipate the total cost of the facility to be approximately $52.0 million. As of March 31, 2006, we had drawn the equivalent of $7.5 million under the China Construction Loan, and we anticipate that the remainder of the amounts to be invested in the China plant either will be drawn from the loan facility or will take the form of contributions to our China subsidiary of proprietary equipment and machinery from our closed City of Industry, California plant.
While we believe that these initiatives should result in an improvement in our financial performance, the anticipated benefits of these initiatives are based on current expectations, estimates, forecasts and projections, and the beliefs and assumptions of our management. Our actual results are subject to risks, uncertainties and assumptions that are difficult to predict. Moreover, we cannot assure you that we will be successful in fully implementing these initiatives and realizing their anticipated benefits.
The Acquisition
Libbey Inc. and its subsidiaries intend to: (1) acquire the 51% equity interest in Libbey Inc.’s Mexican joint venture (“Crisa”) with Vitro, S.A. de C.V. (“Vitro”) currently held by Vitro (the “acquisition”) and (2) refinance certain indebtedness, including (a) the repayment of amounts outstanding under Libbey Inc.’s existing senior secured credit facility, (b) the redemption of Libbey Inc.’s outstanding senior notes, (c) the repayment of existing indebtedness of Crisa, (d) the refinancing of the euro-denominated working capital line of credit of Libbey Inc.’s wholly owned subsidiary Libbey Europe B.V. and (e) the payment of related fees, expenses and redemption premiums (the “refinancing” and, together with the acquisition, the “transactions”).
The acquisition of the 51% ownership in Crisa that we do not currently own will solidify our North American platform and allow us to achieve an improved cost profile. We believe that Crisa is the largest glass tableware company and the market leader in Mexico, a country of 106 million people. Owning 100% of Crisa will provide us increased access to the Mexican labor market, where the average hourly wage, together with fringe benefits, is approximately 16% of the comparable figure in our U.S. facilities, where labor costs represent approximately 50% of our glass tableware manufacturing costs. We intend to improve Crisa’s cost structure in order to increase profitability of Crisa’s business in Mexico, where Crisa’s management estimates that it enjoys a substantial market share in the glass tableware market. In addition to building Crisa’s profitability and market share in Mexico, we intend to use Crisa to profitably re-enter markets in the U.S. that we previously exited due to cost competition from other imports.
Crisa’s results from operations since 2000 have been adversely impacted by a number of factors, including:
•	Challenges relating to competitively responding to the reduction in duties on products imported into Mexico from the European Union, which eroded Crisa’s market share in Mexico (duties decreased from 20% in 2000 to 12% at the end of 2001 to their current level of 3%);

•	Significantly underutilized capacity resulting in higher per unit costs from decreased fixed cost absorption;

•	Substantially higher natural gas and packaging costs;

•	Severance costs to reduce redundant headcount; and

•	Fluctuations in the value of the Mexican peso, which at times have resulted in currency translation losses as reported under U.S. GAAP.
Pursuant to the terms of the acquisition of Crisa, Libbey will no longer be responsible for sharing profits with Vitro on items manufactured by Crisa and distributed in the U.S. through Libbey, and Vitro will be responsible for pension liabilities for Crisa employees who retired prior to the acquisition.
Crisa’s current manufacturing platform consists of two manufacturing plants located in Monterrey, Mexico. We intend to rationalize Crisa’s capacity by gradually integrating the operations of the two plants into one. Because Crisa currently suffers from excess capacity, and because Libbey intends to implement our proprietary furnace, manufacturing and mold technologies, we expect Crisa’s manufacturing capacity to remain at or above current output levels despite the plant consolidation. We anticipate that the integration will be substantially completed by the second quarter of 2007, although Crisa may continue to produce certain hand-made products at the second facility until 2009.
We anticipate that the consolidation of the two plants will result in substantial cost savings but will also entail considerable capital investment. We expect capital expenditures of approximately $18.5 million in 2006, with $12.9 million due to capacity rationalization, and capital expenditures of approximately $11.1 million in 2007, with $7.5 million due to capacity rationalization. In connection with the planned consolidation of Crisa’s two principal manufacturing facilities, we expect to incur charges of approximately $16.0 million primarily in the second quarter of 2006 for writedowns of property, plant and equipment, writeoff of inventory and an increase in cost of sales due to the step up of inventory resulting from step acquisition accounting. In addition, we will incur a charge of approximately $3.5 million in the second quarter of 2006 due to the writeoff of deferred financing fees resulting from the refinancing.
Liquidity and capital resources
Following the transactions, we expect that cash generated from operating activities and availability under our new senior secured credit facility will be our principal sources of liquidity. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our new senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. Our ability to fund our working capital needs, debt payments and other obligations, capital expenditures program and other funding requirements, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which in turn are subject to prevailing economic conditions, particularly the North American and European foodservice and retail industries. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to repay our indebtedness or to fund other liquidity needs. As of March 31, 2006, after giving pro forma effect to the transactions, we would have had $444.9 million of senior debt outstanding. Our new senior secured credit facility will provide for borrowings of up to $150.0 million by Libbey Glass and Libbey Europe B.V. (a non-guarantor subsidiary), of which approximately $110.0 million will be immediately available for borrowing due to borrowing base limitations. We also are party to a 250 million RMB (approximately $31.0 million) debt facility for the construction of our green meadow facility in China, of which 60 RMB (approximately $7.5 million) was borrowed at March 31, 2006, and we will have a payable of approximately $17.8 million that will be due and payable to Vitro in the first quarter of 2007. We will also have $400.0 million of indebtedness under senior notes. If we enter into any future acquisition transaction, we may finance that acquisition through a number of sources, including internally available cash, new debt financing, the issue of equity securities or any combination of the foregoing.
Debt and other obligations
Pro forma
The following table presents our total borrowings as of March 31, 2006, pro forma for the effect of the transactions as if they had occurred on March 31, 2006:

			Aggregate
			principal
As of March 31, 2006			amount
(Dollars in thousands)	Interest rate	Maturity date	outstanding

New senior secured credit facility	floating	May 2011	$30,569
Senior notes	Fixed	May 2014	400,000
Promissory Note	6.0%	2006 to 2016	2,096
China Construction Loan	Floating	2012 to 2014	7,469
Obligations under capital leases	Floating	2006 to 2007	1,868
Other debt	floating	September 2009	2,901

Total debt			$444,903

Contractual obligations
Pro forma
The following table presents our existing contractual obligations at March 31, 2006 and related future cash requirements, pro forma for the effect of the transactions as if they had occurred on March 31, 2006:

	Payments Due by Period
Contractual obligations		Less than			More than
(Dollars in thousands)	Total	1 Year	1-3 Years	3-5 Years	5 Years

Borrowings(1)	444,903	490	4,739	30,684	408,990
Long term operating leases	62,294	13,209	20,369	11,155	17,561
Natural gas obligations	27,778	22,280	5,498	—	—
Pension and nonpension	93,156	4,610	49,650	19,045	19,851

Total obligations(2)	628,131	40,589	80,256	60,884	446,402

(1)	These amounts reflect payments of principal only and do not include interest. Pro forma interest expense is $40.1 million for the last twelve months ended March 31, 2006.

(2)	Excludes contingent consideration in the form of earnout payments related to our acquisition of Crisal and contingent consideration for the 5% of Crisal that we do not currently own. The first earnout payment, if any, would be due January 10, 2008.